Exhibit 10-l

AT&T INC.

STOCK SAVINGS PLAN

As amended through December 31, 2004

Article 1 - Statement of Purpose

The purpose of the Stock Savings Plan (“Plan”) is to increase stock ownership by, and to provide retirement and savings opportunities to, a select group of management employees consisting of Eligible Employees of AT&T Inc. (“AT&T” or the “Company”) and its Subsidiaries.

Article 2 - Definitions

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context indicates otherwise:

After-Tax Account. The account maintained on an after-tax basis on the books of account of AT&T for each Participant.

Base Compensation. The following types of cash-based compensation, in each case as determined by AT&T, paid by an Employer (but not including payments made by a non-Employer, such as state disability payments), before reduction due to any contribution pursuant to this Plan or reduction pursuant to any deferral plan of an Employer, including but not limited to a plan that includes a qualified cash or deferral arrangement under Section 401(k) of the Internal Revenue Code, as amended (“Code”):

(a)  annual base salary;

(b)  commissions;

(c) Team Award (the annual award determined to be the “Team Award” by AT&T together with the individual award determined by AT&T to be the Individual Discretionary Award made in connection therewith) or comparable awards, if any, determined by AT&T to be used in lieu of these awards. Unless otherwise provided by AT&T, Team Award shall include, among other things, bonus awards under the Ameritech Management Incentive Plan or the Ameritech Senior Management Short Term Incentive Plan.

Payments by an Employer under a Disability plan made in lieu of any compensation described in (a), (b) or (c), above, shall be deemed to be a part of the respective form of compensation it replaces for purposes of this definition. Base Compensation does not include zone allowances or any other geographical differential and shall not include payments made in lieu of unused vacation or other paid days off, and such payments shall not be contributed to this Plan.

Business Day. Any day during regular business hours that AT&T is open for business.

Chairman. The Chairman of the Board of Directors of AT&T Inc.

Committee. The Human Resources Committee of the Board of Directors of AT&T Inc.

Disability. Absence of an Employee from work with an Employer under the relevant Employer's disability plan.

Eligible Employee. An Employee who:
(a) is a full time, salaried Employee of AT&T or an Employer in which AT&T has a direct or indirect 100% ownership interest and who is on active duty, Disability (but only while such Employee is deemed by the Employer to be an Employee of such Employer) or Leave of Absence; and

(b) is, as determined by AT&T, a member of Employer's “select group of management or highly compensated employees” within the meaning of the Employment Retirement Income Security Act of 1974, as amended, and regulations thereunder (“ERISA”).

(c) is an officer level employee for compensation purposes as shown on the records of AT&T or has an employment status which has been approved by AT&T to be eligible to participate in this Plan.

Notwithstanding the foregoing, AT&T may, from time to time, exclude any Employee or group of Employees from being deemed an “Eligible Employee” under this Plan.

In the event a court or other governmental authority determines that an individual was improperly excluded from the class of persons who would be considered Eligible Employees during a particular time for any reason, that individual shall not be an Eligible Employee for purposes of the Plan for the period of time prior to such determination.

Any Employee that holds options to acquire shares of AirTouch Communications, Inc. or ordinary shares or American Depository Shares of Vodafone AirTouch plc (or any similar rights), under the Pacific Telesis Group Stock Option and Stock Appreciation Rights Plan or any other stock option plan of an Employer is not an Eligible Employee and may not participate in this Plan.

Employee. Any person employed by an Employer, excluding persons hired for a fixed maximum term and excluding persons who are neither citizens nor permanent residents of the United States, all as determined by AT&T. For purposes of this Plan, a person on Leave of Absence who otherwise would be an Employee shall be deemed to be an Employee.

Employer. AT&T Inc. or any of its Subsidiaries.

Exercise Price. The price per share of Stock purchasable under an Option.

Fair Market Value or FMV. In valuing Stock or any other item subject to valuation under this Plan, the Committee may use such index or measurement as the Committee may reasonably determine from time to time, and such index or measurement shall be the FMV of such Stock or other item. In the absence of such action by the Committee, FMV means, with respect to Stock, the closing price on the New York Stock Exchange (“NYSE”) of the Stock on the relevant date, or if on such date the Stock is not traded on the NYSE, then the closing price on the immediately preceding date such Stock is so traded.

Leave of Absence. Where a person is absent from employment with an Employer on a formally granted leave of absence (i.e., the absence is with formal permission in order to prevent a break in the continuity of term of employment, which permission is granted (and not revoked) in conformity with the rules of the Employer which employs the individual, as adopted from time to time). For purposes of this Plan, a Leave of Absence shall be deemed to also include a transfer by an Employer of a person to, and continuous employment by, an entity for a rotational work assignment. In the event a transfer to such an entity lasts more than 5 years or the rotational work assignment status is canceled by AT&T, it shall be deemed a Termination of Employment with the Employer at that time for purposes of this Plan. To be a rotational work assignment, the Employer must have indicated in writing to the person that the person was to be rehired by the Employer on termination of the rotational work assignment.

Options or Stock Options. Options to purchase Stock issued pursuant to this Plan.

Participant. An Eligible Employee or former Eligible Employee who participates in this Plan.

Pre-Tax Account. The account maintained on a pre-tax basis on the books of account of AT&T for each Participant.

Retirement or Retire. The Termination of Employment for any reason other than death or Disability on or after the earlier of the following dates, or as otherwise provided by the Committee: (1) for Officer Level Employees (Participants deemed officer level Employees for compensation purposes as indicated on the records of AT&T), the date the Participant attains age 55 - individuals who become Officer Level Employees on or after January 1, 2002, must also have five (5) years of service; or (2) the date the Participant has attained one of the following combinations of age and Net Credited Service (as that term is used from time to time for the AT&T Pension Benefit Plan), except Plans as otherwise indicated below:

Net Credited Service	Age
10 years or more	65 or older
20 years or more	55 or older
25 years or more	50 or older
30 years or more	Any age

With respect to an Employee who is granted an EMP Service Pension under and pursuant to the provisions of the AT&T Pension Benefit Plan - Nonbargained Program upon Termination of Employment, the term “Retirement” shall include such Employee's Termination of Employment.

Shares or Share Units. An accounting entry representing the right to receive an equivalent number of shares of Stock.

Short Term Incentive Award. An award paid by an Employer (and not by a non-Employer, such as state disability payments) under the Short Term Incentive Plan; an award under a similar plan intended by the Committee to be in lieu of an award under such Short Term Incentive Plan; the Key Executive Officer Short Term Award paid under the 1996 Stock and Incentive Plan or the 2001 Incentive Plan; or any other award that the Committee designates as a Short Term Incentive Award specifically for purposes of this Plan (regardless of the purpose of the award).

Stock. The common stock of AT&T Inc.

Subsidiary. Any corporation, partnership, venture or other entity in which AT&T holds, directly or indirectly, a 50% or greater ownership interest. The Committee may, at its sole discretion, designate any other corporation, partnership, venture or other entity a Subsidiary for the purpose of participating in this Plan.

Termination of Employment. References herein to “Termination of Employment, “Terminate Employment” or a similar reference, shall mean the event where the Employee ceases to be an Employee of any Employer, including but not limited to where the employing company ceases to be an Employer.

Article 3 - Administration of the Plan

3.1                 The Committee.
The Committee shall be the administrator of the Plan and will administer the Plan, interpret, construe and apply its provisions and determine entitlement to benefits, all in its discretion. The Committee may further establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. References to determinations or other actions by AT&T, herein, shall mean actions authorized by the Committee, the Chairman, the Senior Executive Vice President of AT&T in charge of Human Resources, or their respective successors or duly authorized delegates, in each case in the discretion of such person. All decisions by AT&T shall be final and binding.

3.2                Authorized Shares of Stock.
(a) Except as provided below, the number of shares of Stock which may be distributed pursuant to the Plan, exclusive of Article 8, is 21,000,000. The number of Stock Options and shares of Stock which may be issued pursuant to Article 8 of the Plan is 34,000,000 each. Of the foregoing Stock Options, the number of incentive Stock Options which may be issued pursuant to the Plan is 34,000,000. Conversions of stock awards into Share Units pursuant to Section 4.4 and their eventual distribution shall count only against the limits of the plans from which they are transferred or contributed and shall not be applied against the limits in this Plan. To the extent Share Units are acquired through deferrals of Stock or contributions of cash where the payment of which would otherwise be deductible by AT&T under Section 162(m) of the Code regardless of the size of the distribution, and such Share Units are available for distribution, they shall be distributed first. In the event AT&T determines that continuing the purchase of Share Units under the Plan may cause the number of shares of Stock that are to be distributed under this Plan (which may take into account, among other things, the number of Share Units acquired and the number of Stock Options issued or required to be issued, reduced by the number of shares of Stock that would be withheld for income tax purposes) to exceed the number of authorized shares of Stock, then AT&T may cancel further purchases of Share Units and require that any further dividend equivalents on Share Units be paid in cash to the Participants.

(b) In the event of a merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, share combination, or other change in the corporate structure of AT&T affecting the shares of Stock, such adjustment shall be made to the number and class of the shares of Stock which may be delivered under the Plan (including but not limited to individual limits), and in the number and class of and/or price of shares of Stock subject to outstanding Options granted under the Plan, and/or in the number of outstanding Options and Share Units, in each case as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights.

3.3	Claims Procedure.
Subject to the authority of the Committee over the Plan, AT&T shall appoint a Claims Board to adjudicate claims brought by or in respect to Participants and their beneficiaries relating to benefits under the Plan. A Participant may apply in writing to the Claims Board to make a claim under this Plan. The Claims Board shall provide written notice within 90 days to a Participant whose claim hereunder has been denied, setting forth reasons for such denial or explaining that an extension of the time for processing the claim is necessary, written in a manner calculated to be understood by such person. After receipt of such notice, or expiration of 90 days without any response from the Claims Board, the Participant may appeal the decision in writing to the Senior Executive Vice President of AT&T in charge of Human Resources, or to the person’s successor, within 90 days, except that if the Participant is an Insider, as that term is used in the 2001 Incentive Plan, then the Participant's appeal shall be to the Committee. The Participant shall receive a full and fair review of the decision denying the claim in accordance with the requirements of ERISA.

Article 4 - Contributions

Notwithstanding anything in this Plan to the contrary, there shall be no Employee Contributions or deferral of other Stock awards to the Plan after December 31, 2004.

4.1	Election to Make Contributions.
(a)          An Eligible Employee may elect to purchase Share Units through payroll deductions contributed to the Plan as follows (such contributions to the Plan are “Employee Contributions”):

(i) An Eligible Employee may elect to contribute from 6% to 30% (in whole percentage increments) of his or her monthly Base Compensation, as the same may change from time to time.

(ii) An Eligible Employee may elect to contribute up to 100% (in whole percentage increments) of a Short Term Incentive Award.

(b) An Eligible Employee may only make an election, change an election, or terminate an election to purchase Share Units with Employee Contributions as follows:

(i) An Employee who is an Eligible Employee as of September 30 may make an election on or prior to the last Business Day of the immediately following November with respect to the contribution of Base Compensation and/or Short Term Incentive Awards paid on or after the immediately following January 1.

(ii) An Employee who was not an Eligible Employee as of September 30 but who is an Eligible Employee the immediately following March 31 may make an election on or prior to the last Business Day of the immediately following May with respect to the contribution of Base Compensation and/or Short Term Incentive Awards paid on or after the immediately following July 1.

AT&T may refuse or terminate any election to purchase Share Units in the Plan at any time; provided, however, only the Committee may take such action with respect to persons who are “officer level” Employees as shown on the records of AT&T.

In the event the Participant takes a hardship withdrawal from a benefit plan qualified under the Code and sponsored by AT&T or an Employer, any election to make Employee Contributions by such Participant shall be immediately cancelled, and the Participant shall not be permitted to make a new election with respect to Employee Contributions that would be contributed during the then current and immediately following calendar year.

4.2	Purchase of Share Units.
(a) Employee Contributions (as well as any corresponding AT&T Matching Contribution) shall be made solely pursuant to a proper election and only during the Employee's lifetime and while the Employee remains an Eligible Employee (if the Employee ceases to be an Eligible Employee, his or her election to make Employee Contributions shall be cancelled); provided, however, Termination of Employment of an Eligible Employee shall not constitute loss of eligibility solely with respect to contribution of annual base salary earned prior to termination but paid within 60 days thereafter or with respect to a Short Term Incentive Award paid after Retirement (and such person shall be deemed an Eligible Employee for such contributions).

(b) The number of Share Units purchased by a Participant during a calendar month shall be found by dividing the Participant's Employee Contributions during the month by the FMV on the last day of such month.

(c) A contribution to the Plan shall be made when the compensation – from which the contribution is to be deducted – is paid using the "check date" shown on the related pay record (sometimes referred to as the "paycheck stub") as the contribution date (if no "check date" is shown, then the date of the pay record). When there is an underpayment or delayed payment of gross compensation for any reason, the related contribution shall be determined and made when the underpayment or delayed payment is paid, again using the date on the pay record. Where there is an overpayment of gross compensation, the amount of the overpayment will not be considered in determining the contribution amount.

4.3	Reinvestment of Dividends.
In the month containing a record date for a regular cash dividend on AT&T Stock, each Participant shall be credited with that number of Share Units equal to the declared dividend per share of Stock multiplied by the number of Share Units held by the Participant and divided by the FMV on the last day of the month containing the dividend record date.

4.4	Deferral of Other Stock Awards.
(a) An Eligible Employee who would receive from AT&T a distribution of Stock (including but not limited to the removal of restrictions on restricted stock) pursuant to the 1996 Stock and Incentive Plan or the 2001 Incentive Plan (but not through the exercise of stock options granted under either such plan) or pursuant to any other plan or award specifically permitted to be contributed to this Plan by the Committee, may contribute all or part of such distribution that would not be recognized as income for Federal income tax purposes~~,~~ upon conversion to Share Units under this Plan. To make this contribution, the Eligible Employee must make an election on or prior to the last Business Day of the calendar year prior to the calendar year such Stock would otherwise actually been paid (or, for restricted stock, the calendar year such restrictions would be removed and the stock recognized for Federal income tax purposes) to convert the part of the distribution that is not recognized as income for Federal income tax purposes into the number of Share Units under this Plan equal to the number of shares of Stock to which the Eligible Employee would be entitled; provided such person remains an Eligible Employee at the time of such conversion. Distribution of such Share Units shall be governed solely by the provisions of this Plan. AT&T may refuse or terminate any election under this Section 4.4 to convert a distribution into Share Units in the Plan at any time.

(b) Effective January 1, 2001, except for persons who die prior to 2001, deferrals of Stock made prior thereto under the Salary and Incentive Award Deferral Plan will be converted into the number of Share Units equal to the number of shares of Stock or the equivalent thereof then held by the Participant through such Salary and Incentive Award Deferral Plan. Any such conversion shall not reduce or offset the number of authorized shares of Stock under this Plan. All elections made under such plan shall be terminated and the distribution of such Share Units shall be governed solely by the provisions of this Plan.

(c) The Committee may permit an Eligible Employee to purchase Share Units under this Plan with amounts other than Base Compensation or Short Term Incentive Awards on such terms and conditions as such Committee may permit from time to time.

(d) In no event shall an acquisition of Share Units pursuant to this Section 4.4 result in the crediting of an AT&T Matching Contribution or Options.

Article 5 - AT&T Matching Contributions

5.1	AT&T Match.

(a) AT&T shall credit each Participant's account with the number of Share Units found by taking eighty percent (80%) of the Participant's Employee Contributions from no more than six percent (6%) of the Participant's Base Compensation made during the month and dividing the resulting figure by the FMV of the Stock on the last day of such month ("AT&T Matching Contribution"). However, if during any month the Participant is concurrently participating in this Plan and (a) the match eligible portion of the AT&T Savings Plan (which may be referred to as “basic contributions”) or (b) the match eligible portion of any other tax qualified or nonqualified plan of an Employer, then the monthly AT&T Matching Contribution under this Plan shall be reduced so that the total monthly matching contribution shall be paid with respect to no more than:

(A) six percent (6%) minus
(B) the Participant's match eligible percentage determined under such other plan,

of the Participant's monthly Base Compensation. In no event shall matching contributions under this Plan and all other plans of AT&T and all Employers combined (including but not limited to the AT&T Savings Plan) be paid with respect to more than six percent (6%) of Participant's monthly Base Compensation. AT&T Matching Contributions shall only be paid on Base Compensation contributed to the Plan. The Committee, in its discretion, may reduce or eliminate the AT&T Matching Contributions with respect to those Employee Contributions that have not then been made for which a Participant then has or will have an opportunity to change his or her Share Unit purchase election.

(b) In the sole discretion of the Committee, it may also provide for the contribution of a Bonus Matching Contribution. Such Bonus Matching Contribution may not exceed 20% of the Participant’s Employee Contributions for the month. The Bonus Matching Contribution shall be subject to such terms and conditions as required by the Committee and, unless otherwise provided by the Committee, to the same vesting and distribution requirements as AT&T Matching Contributions.

5.2	Vesting and Distribution of Share Units Acquired with Matching Contributions.
A Participant's interest in Share Units purchased with AT&T Matching Contributions, as well as earnings thereon, shall vest when a Participant shall have three (3) years of continuous service (regardless of any subsequent break in service) as reflected on the records of AT&T. Share Units shall be available for distribution in accordance with the Plan's distribution provisions only upon becoming vested and only after the earlier of: (a) the Termination of Employment of the Participant, or (b) the beginning of the calendar year in which the Participant will reach age 55. Upon the Participant's Termination of Employment, all the Participant's unvested Share Units shall be forfeited and shall not be reinstated if Participant is re-Employed.

Article 6 - Distributions

6.1	Distributions of Share Units.
(a) Beginning March 10 (or such other date as determined by AT&T) of the first (1st) calendar year following the calendar year of the Retirement of a Participant and on March 10 (or such other date as determined by AT&T) of each of the successive 14 calendar years, AT&T shall distribute that number of Share Units that is equal to the total number of Share Units then held by the Participant divided by the number of remaining installments. Not withstanding the foregoing, if the Participant Retires prior to 2001, then any undistributed Share Units will be distributed in a lump sum on March 10 of the fifteenth (15th) calendar following the calendar year of the Retirement of the Participant.

(b)    Beginning March 10 (or such other date as determined by AT&T) of the calendar year following the calendar year of Termination of Employment which is not a Retirement and on March 10 (or such other date as determined by AT&T) of each of the successive 2 calendar years, AT&T shall distribute that number of Share Units that is equal to the total number of Share Units then held by the Participant divided by the number of remaining installments. Notwithstanding the foregoing, non-Retirement eligible Participants who Terminate Employment prior to January 1, 2001, shall receive all undistributed Share Units in a lump sum.

(c)     Notwithstanding (a) or (b), above, to the contrary, in the event of the death of a Participant, all undistributed Share Units shall be promptly distributed to the Participant's beneficiary in accordance with the AT&T Rules for Employee Beneficiary Designations, as the same may be amended from time to time.

(d) In the event a Participant Terminates Employment and is subsequently re-Employed, then beginning with the calendar year following such re-Employment, the Participant’s undistributed Share Units shall no longer be subject to distribution under this Section 6.1 as a result of the prior Termination of Employment. For purposes of distribution of Share Units only, a subsequent Termination of Employment shall be deemed a Retirement if the Participant has previously Retired.

6.2	Accelerated Distribution.
(a)     On or before the last Business Day of a calendar year, a Participant may elect to receive a distribution of all or a specified number of the Participant's vested Share Units. Such distribution shall be made March 10 (or such other date as determined by AT&T) of the immediately following calendar year. If the Participant will not be age 55 or older at any time during the calendar year of the distribution, then Share Units that were acquired with AT&T Matching Contributions, as well as earnings thereon, may be distributed pursuant to an Accelerated Distribution election only if the Participant Terminated Employment prior to the calendar year of the distribution. This distribution shall be in addition to the number of Share Units to be distributed at the same time under Section 6.1, to the extent any remain available for distribution, which Distribution shall be calculated without regard to an election under this section. No distribution under this Section 6.2 (a) shall be made of Share Units acquired with Employee Contributions or AT&T Matching Contributions in the same calendar year as the distribution.

(b)    In the event the Participant Terminates Employment for reasons other than Retirement, AT&T may, at its sole discretion, accelerate the distribution of all or part of the Share Units credited to the Participant to the date of AT&T's choosing, without notice to, or the consent of, the Participant.

6.3	Small Distribution.
Notwithstanding any election made by the Participant, after the Termination of Employment of the Participant for any reason, if at the time of a distribution the Participant's Share Units have a FMV of less than $10,000, AT&T may, in its discretion, convert and distribute all of the Participant's Share Units in the form of a lump sum distribution.

6.4	Determination by Internal Revenue Service.
In the event that a final determination shall be made by the Internal Revenue Service or any court of competent jurisdiction that a Participant has recognized gross income for Federal income tax purposes in excess of the Share Units actually distributed by AT&T, AT&T shall promptly convert and distribute to the Participant those Share Units to which such additional gross income is attributable.

6.5	Emergency Distribution.
In the event that AT&T, upon written petition of the Participant, determines in its sole discretion that the Participant has suffered an unforeseeable financial emergency, AT&T shall convert and distribute to the Participant, as soon as practicable following such determination, the number of Share Units determined by AT&T in its sole discretion to meet the emergency (the “Emergency Distribution”), other than Share Units acquired with AT&T Matching Contributions, as well as earnings thereon. For purposes of this Plan, an unforeseeable financial emergency is an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. Upon such distribution, any election to make Employee Contributions by such Participant shall be immediately cancelled, and the Participant shall not be permitted to make a new election with respect to Employee Contributions that would be contributed during the then current and immediately following calendar year.

6.6	Ineligible Participant.
Notwithstanding any other provisions of this Plan to the contrary, if AT&T receives an opinion from counsel selected by AT&T, or a final determination is made by a Federal, state or local government or agency, acting within its scope of authority, to the effect that an individual is not, or was not at the time of his or her making Employee Contributions to this Plan, a member of Employer's “select group of management or highly compensated employees” within the meaning of ERISA, then such person will not be eligible to participate in this Plan and shall receive an immediate lump sum distribution of shares of Stock corresponding to the vested portion of the Share Units standing credited to his or her account. Upon such payment no other distribution shall thereafter be payable under this Plan either to the individual or any beneficiary of the individual, except as provided under Section 10.1 Additional Benefit.

6.7	Distribution Process.
Share Units shall be distributed under this Plan by taking the number of Share Units to be distributed and converting them into an equal number of shares of Stock. (Once distributed, a Share Unit shall be canceled.)

Article 7 - Transition Provisions

The transition rules of this Article 7 shall supercede all other terms of this Plan.

7.1	Effective Dates.
Except as otherwise provided in this Article, the amendments to this Plan made March 31, 2000 (the “2000 Amendments”) shall be effective March 31, 2000. No election to begin a Savings Unit nor an election regarding the distribution or further deferral of a distribution of a Savings Unit may be made on or after March 31, 2000. (As used herein, “Savings Units” shall have the same meaning as used in this Plan prior to such amendments.)

7.2                Combination of Share Units.
(a)   Effective January 1, 2001, all Share Units (previously referred to as “Shares”) acquired under Savings Units by a Participant shall be combined in a single account regardless of date acquired or the Savings Unit to which they were related, except for the Share Units to be distributed under (b), below.

(b)   Share Units equal in value to, and constituting, a Participant's tax basis in the Share Units acquired on an after-tax basis shall be valued and distributed on or promptly after March 10, 2001, unless a later distribution is required by AT&T.

(c)   To the extent any Participant who retires before 2001 would, were it not for the 2000 Amendments, under valid elections made prior to March 31, 2000, receive a distribution under a Savings Unit(s) that would extend the Participant's distributions beyond 2015, then the Savings Unit(s) so affected shall not be combined with other Share Units and shall be distributed in accordance with such elections. Notwithstanding the foregoing, the Participant may, with the consent of AT&T, elect to have all undistributed Shares in such Savings Unit(s) be governed by this Plan as in effect after March 31, 2000.

(d)   In the event a Participant dies prior to 2001, the Participant's Savings Unit(s) shall not be combined with other Savings Units and shall be distributed in accordance with the Plan as it existed immediately prior to March 31, 2000, and deferrals under the Salary and Incentive Award Deferral Plan by such Participant will not be transferred to this Plan but will be paid out in accordance with the terms of that plan as it existed immediately prior to March 31, 2000.

7.3	Termination of Elections.
(a)   Distributions from the Plan that would be made in the year 2000 under the Plan as it existed immediately prior to March 31, 2000, based on elections made before March 31, 2000, shall continue to be made in the year 2000 as provided in the Plan immediately prior to March 31, 2000. All other distribution elections are cancelled, including but not limited to distributions which have already commenced, but only to the extent such elections call for distributions after the year 2000. All Share Units remaining undistributed after such distributions shall be held and distributed in accordance with the terms of the Plan as in effect after March 31, 2000.

(b)   Contributions to the Plan that would be made in the year 2000 under the Plan as it existed immediately prior to March 31, 2000, based on elections made before March 31, 2000, shall continue to be made in the year 2000 as provided in the Plan immediately prior to March 31, 2000. Elections to participate in the Plan shall not automatically be renewed for the year 2001. Each Eligible Employee must make a new election after March 31, 2000, in order to purchase Share Units with Employee Contributions after 2000. Provided, however, valid elections made prior to March 31, 2000, to contribute Short Term Incentive Awards in 2001 shall be valid elections under this Plan.

7.4	Annual Base Salary Contribution Transition.
Annual base salary earned prior to January 1, 2001, shall be contributed when earned, while annual base salary earned on or after such date shall be contributed when paid. In order to avoid any double contribution of annual base salary, that part of annual base salary earned in the year 2000 shall not be included in any determination of contributions to the Plan in a later calendar year, even though paid in such calendar year. This section shall not apply to employees of Ameritech Corporation or its direct or indirectly held subsidiaries or to Employees who did not make contributions to the Plan in 2000.

7.5	Stock Options.
The August 2000 and February 2001 issuances of Options shall be determined and made as the Plan was written immediately prior to March 31, 2000, so as not to enlarge or reduce the rights of Participants with Savings Units commencing in 2000.

Article 8 - Options

8.1	Grants.
The Committee shall determine at its discretion whether the Options issued pursuant to this Plan shall be non-qualified Stock Options or incentive Stock Options within the meaning of Section 422 of the Code. Any Options issued hereunder shall be non-qualified Options unless the Committee specifies prior to the issuance thereof that they shall be incentive Stock Options. Notwithstanding any other provision of the Plan, any incentive Stock Options issued under this Plan shall be issued and exercised in accordance with Section 422 of the Code. The Options may be issued in definitive form or recorded on the books and records of AT&T for the account of the Participant, at the discretion of AT&T. If AT&T elects not to issue the Options in definitive form, they shall be deemed issued, and the Participants shall have all rights incident thereto as if they were issued on the dates provided herein, without further action on the part of AT&T or the Participant. In addition to the terms herein, all Options shall be subject to such additional provisions and limitations as provided in any Administrative Procedures adopted by the Committee prior to the issuance of such Options. The number of Options issued to a Participant shall be reflected on the Participant's annual statement of account.

8.2	Term of Options.
The Options may only be exercised: (a) after the earlier of (i) the expiration of one (1) year from date of issue or (ii) the Participant's Termination of Employment, and (b) no later than the tenth (10th) anniversary of their issue; and Options shall be subject to earlier termination as provided herein.

8.3	Exercise Price.
The Exercise Price of an Option shall be the FMV of the Stock on the date of issuance of the Options.

8.4	Issuance of Options.
(a) On each June 1 a Participant shall receive two (2) Options for each Share Unit acquired by the Participant during the immediately preceding January through April period with Employee Contributions of Base Compensation and/or Short Term Incentive Award. A fractional number of Options shall be rounded up to the next whole number.

(b) On each February 1 a Participant shall receive:

(i)    two (2) Options for each Share Unit acquired by the Participant during the immediately preceding May through December with Employee Contributions of Base Compensation and/or Short Term Incentive Award; and

(ii)  two (2) Options for each Share Unit acquired prior to such date by the Participant with dividend equivalents that were derived, directly or indirectly (such as dividend equivalents paid on Share Units acquired with dividend equivalents), from Share Units acquired with Employee Contributions during the immediately preceding January through December.

A fractional number of Options shall be rounded up to the next whole number.

(c) If Stock is not traded on the NYSE on any of the foregoing Option issuance dates, then the Options shall not be issued until the next such day on which Stock is so traded.

(d) If a Participant Terminates Employment other than (i) while Retirement eligible or (ii) because of death or Disability, no further Options shall be issued to or with respect to such Participant. In the event of re-Employment following a Termination of Employment, the preceding sentence shall not apply to those Options resulting from participation in the Plan after such re-Employment until a subsequent Termination of Employment.

(e) No more than 400,000 Options shall be issued to any individual under this Plan during a calendar year. No Share Unit may be counted more than once for the issuance of Options.

(f) The Committee may, in its sole discretion, at any time increase or lower the number of Options that are to be issued for each Share Unit acquired. However, if the Committee lowers the number of Options, then such change shall only be effective with respect to the next period in which a Participant may change his or her Share Unit purchase election.

(g) The Committee may also, at any time and in any manner, limit the number of Options which may be acquired as a result of the Short Term Incentive Award being contributed to the Plan. Further, except as otherwise provided by the Committee, in determining the number of Options to be issued to a Participant with respect to a Participant's contribution of a Short Term Incentive Award to the Plan and subsequent crediting of Share Units, Options may be issued only with respect to an amount which does not exceed the target amount of such award (or such other portion of the award as may be determined by the Committee).

(h) No options shall be issued to or in respect of a Participant for a particular issuance, unless at least 10 Options will be issued to that Participant.

8.5	Exercise and Payment of Options.
Options shall be exercised by providing notice to the designated agent selected by AT&T (if no such agent has been designated, then to AT&T), in the manner and form determined by AT&T, which notice shall be irrevocable, setting forth the exact number of shares of Stock with respect to which the Option is being exercised and including with such notice payment of the Exercise Price. When Options have been transferred, AT&T or its designated agent may require appropriate documentation that the person or persons exercising the Option, if other than the Participant, has the right to exercise the Option. No Option may be exercised with respect to a fraction of a share of Stock.

Exercises of Options may be effected only on days and during the hours that the New York Stock Exchange is open for regular trading or as otherwise provided or limited by AT&T. If an Option expires on a day or at a time when exercises are not permitted, then the Options may be exercised no later than the immediately preceding date and time that the Options were exercisable.

The Exercise Price shall be paid in full at the time of exercise. No Stock shall be issued or transferred until full payment has been received therefor.

Payment may be made:

(a) in cash, or

(b) unless otherwise provided by the Committee at any time, and subject to such additional terms and conditions and/or modifications as AT&T may impose from time to time, and further subject to suspension or termination of this provision by AT&T at any time, by:

(i) delivery of Stock owned by the Participant in partial (if in partial payment, then together with cash) or full payment; provided, however, as a condition to paying any part of the Exercise Price in Stock, at the time of exercise of the Option, the Participant must establish to the satisfaction of AT&T that the Stock tendered to AT&T must have been held by the Participant for a minimum of six (6) months preceding the tender; or

(ii) if AT&T has designated a stockbroker to act as AT&T's agent to process Option exercises, issuance of an exercise notice to such stockbroker together with instructions irrevocably instructing the stockbroker: (A) to immediately sell (which shall include an exercise notice that becomes effective upon execution of a sell order) a sufficient portion of the Stock to pay the Exercise Price of the Options being exercised and the required tax withholding, and (B) to deliver on the settlement date the portion of the proceeds of the sale equal to the Exercise Price and tax withholding to AT&T. In the event the stockbroker sells any Stock on behalf of a Participant, the stockbroker shall be acting solely as the agent of the Participant, and AT&T disclaims any responsibility for the actions of the stockbroker in making any such sales. No Stock shall be issued until the settlement date and until the proceeds (equal to the Exercise Price and tax withholding) are paid to AT&T.

If payment is made by the delivery of Stock, the value of the Stock delivered shall be equal to the FMV of the Stock on the day preceding the date of exercise of the Option.

Restricted Stock may not be used to pay the Option exercise price.

8.6	Restrictions on Exercise and Transfer.
No Option shall be transferable except: (a) upon the death of a Participant in accordance with AT&T's Rules for Employee Beneficiary Designations, as the same may be amended from time to time; and (b) in the case of any holder after the Participant's death, only by will or by the laws of descent and distribution. During the Participant's lifetime, the Participant's Options shall be exercisable only by the Participant or by the Participant's guardian or legal representative. After the death of the Participant, an Option shall only be exercised by the holder thereof (including but not limited to an executor or administrator of a decedent's estate) or his or her guardian or legal representative.

8.7	Termination of Employment.
(a) Not Retirement Eligible. If a Participant Terminates Employment while not Retirement eligible, a Participant's Options may be exercised, to the extent then exercisable:

(i) if such Termination of Employment is by reason of death or Disability, then for a period of three (3) years from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is shorter; or

(ii) if such Termination of Employment is for any other reason, then for a period of one (1) year (three (3) months for Options granted before August 1, 1998) from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is shorter.

(b) Retirement Eligible. If a Participant Terminates Employment while Retirement eligible, a Participant's Option may be exercised, to the extent then exercisable: (i) for a period of five (5) years (three (3) years for options granted before August 1, 1998) from the date of Retirement or (ii) until the expiration of the stated term of such Option, whichever period is shorter. If a Participant Terminated Employment because of death or Disability on or before March 31, 2000, the Participant will be deemed to have Terminated Employment while not Retirement eligible for purposes of this section.

(c) Re-Employment of a Participant after a Termination of Employment shall have no effect on the periods during which Options resulting from the prior Employment may be exercised. For example, if the Option exercise period has been shortened because of the prior Termination of Employment, it shall not be extended because of the re-Employment.

Article 9 - Discontinuation, Termination, Amendment.

9.1	AT&T's Right to Discontinue Offering Share Units.
AT&T may at any time discontinue offerings of Share Units under the Plan. Any such discontinuance shall have no effect upon existing Share Units or the terms or provisions of this Plan as applicable to such Share Units.

9.2	AT&T's Right to Terminate Plan.
The Committee may terminate the Plan at any time. Upon termination of the Plan, contributions shall no longer be made under the Plan.

After termination of the Plan, Participants shall continue to earn dividend equivalents in the form of Share Units on undistributed Share Units and shall continue to receive all distributions under this Plan at such time as provided in and pursuant to the terms and conditions of Participant's elections and this Plan.

9.3	Amendment.
The Committee may at any time amend the Plan in whole or in part including but not limited to changing the formulas for determining the amount of AT&T Matching Contributions under Article 5 or increasing or decreasing the number of Options to be issued under Article 8; provided, however, that no amendment, including but not limited to an amendment to this section, shall be effective, without the consent of a Participant, to alter, to the material detriment of such Participant, the distributions described in this Plan as applicable to Share Units of the Participant or to decrease the number of Share Units standing credited to such Participant's Accounts under the Plan. For purposes of this section, an alteration to the material detriment of a Participant shall mean a material reduction in the period of time over which Stock may be distributed to a Participant, any reduction in the Participant's number of vested Share Units or Options, or an increase in the Exercise Price or decrease in the term of an Option. Any such consent may be in a writing, telecopy, or e-mail or in another electronic format. An election to acquire, or to modify an election to acquire, Share Units with Employee Contributions and the failure to terminate an election to acquire Share Units with Employee Contributions when able to do so shall each be conclusively deemed to be the consent of the Participant to any and all amendments to the Plan prior to such election or failure to terminate an election, and such consent shall be a condition to making any election with respect to Employee Contributions.

Notwithstanding anything to the contrary contained in this section of the Plan, the Committee may modify this Plan with respect to any person subject to the provisions of Section 16 of the Securities Exchange Act of 1934 as amended (“Exchange Act”) to place additional restrictions on the exercise of any Option or the transfer of any Stock not yet issued under the Plan.

Article 10 - Miscellaneous

10.1	Additional Benefit.
The reduction of any benefit payable under the AT&T Pension Benefit Plan (or comparable plan identified by AT&T as a replacement therefor), which results from participation in this Plan, will be restored as an additional benefit (“make-up piece”) under this Plan. The Participant shall elect prior to commencement of payment of the make-up piece whether to receive such benefit in cash in a lump sum (consisting of the present value equivalent of the pension retirement benefit (life annuity) make-up piece) or such benefit in an annuity form of payment. Notwithstanding the proceeding provisions of this section, if all or a portion of the make-up piece is paid pursuant to SRIP or another non-qualified plan, then such amount shall not be payable pursuant to this Plan.

10.2	Tax Withholding.
Upon distribution of Stock, including but not limited to, shares of Stock issued upon the exercise of an Option, AT&T shall withhold shares of Stock sufficient in value, using the FMV on the date determined by AT&T to be used to value the Stock for tax purposes, to satisfy the minimum amount of Federal, state, and local taxes required by law to be withheld as a result of such distribution.

Any fractional share of Stock payable to a Participant shall be withheld as additional Federal withholding, or, at the option of AT&T, paid in cash to the Participant.

Unless otherwise determined by the Committee, when the method of payment for the Exercise Price is from the sale by a stockbroker pursuant to Section 8.5(b)(ii), hereof, of the Stock acquired through the Option exercise, then the tax withholding shall be satisfied out of the proceeds. For administrative purposes in determining the amount of taxes due, the sale price of such Stock shall be deemed to be the FMV of the Stock.

10.3	Elections and Notices.

Notwithstanding anything to the contrary contained in this Plan, all elections and notices of every kind shall be made on forms prepared by AT&T or the General Counsel, Secretary or Assistant Secretary, or their respective delegates or shall be made in such other manner as permitted or required by AT&T or the General Counsel, Secretary or Assistant Secretary, or their respective delegates, including through electronic means, over the Internet or otherwise. An election shall be deemed made when received by AT&T (or its designated agent, but only in cases where the designated agent has been appointed for the purpose of receiving such election), which may waive any defects in form. Unless made irrevocable by the electing person, each election with regard to making Employee Contributions or distributions of Share Units shall become irrevocable at the close of business on the last day to make such election. AT&T may limit the time an election may be made in advance of any deadline.

If not otherwise specified by this Plan or AT&T, any notice or filing required or permitted to be given to AT&T under the Plan shall be delivered to the principal office of AT&T, directed to the attention of the Senior Executive Vice President-Human Resources of AT&T or his or her successor. Such notice shall be deemed given on the date of delivery.

Notice to the Participant shall be deemed given when mailed (or sent by telecopy) to the Participant's work or home address as shown on the records of AT&T or, at the option of AT&T, to the Participant's e-mail address as shown on the records of AT&T. It is the Participant's responsibility to ensure that the Participant's addresses are kept up to date on the records of AT&T. In the case of notices affecting multiple Participants, the notices may be given by general distribution at the Participants' work locations.

By participating in the Plan, each Participant agrees that AT&T may provide any documents required or permitted under the Federal or state securities laws, including but not limited to the Securities Act of 1933 and the Securities Exchange Act of 1934 by e-mail, by e-mail attachment, or by notice by e-mail of electronic delivery through AT&T's Internet Web site or by other electronic means.

10.4	Unsecured General Creditor.
Participants and their beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any property or assets of any Employer. No assets of any Employer shall be held under any trust for the benefit of Participants, their beneficiaries, heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of any Employer under this Plan. Any and all of each Employer's assets shall be, and remain, the general, unpledged, unrestricted assets of such Employer. The only obligation of an Employer under the Plan shall be merely that of an unfunded and unsecured promise of AT&T to distribute shares of Stock corresponding to Share Units, and Options, under the Plan.

10.5	Offset.
AT&T may offset against the amount of Stock otherwise distributable to a Participant, any amounts due an Employer by a Participant, including but not limited to overpayments under any compensation or benefit plans. In addition, AT&T may also cancel a Stock Option to satisfy such an obligation to an Employer. For this purpose, each Stock Option shall be valued by subtracting the Exercise Price of the Stock Option from the FMV of the Stock on such date.

10.6	Non-Assignability.
Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, shares of Stock corresponding to Share Units under the Plan, if any, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the Stock distributable shall, prior to actual distribution, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

10.7	Employment Not Guaranteed.
Nothing contained in this Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any employee any right to be retained in the employ of an Employer or to serve as a director.

10.8                Errors.
At any time AT&T may correct any error made under the Plan without prejudice to AT&T. Such corrections may include, among other things, changing or revoking a Stock Option issuance, canceling Share Units and refunding contributions to a Participant with respect to any period he or she made Employee Contributions while not an Eligible Employee, or canceling the enrollment of a non-Eligible Employee.

10.9	Captions.
The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control nor affect the meaning or construction of any of its provisions.

10.10	Governing Law.
To the extent not preempted by Federal law, the Plan, and all awards and agreements hereunder, and any and all disputes in connection therewith, shall be governed by and construed in accordance with the substantive laws of the State of Texas, without regard to conflict or choice of law principles which might otherwise refer the construction, interpretation or enforceability of this Plan to the substantive law of another jurisdiction.

Because awards under the Plan are granted in Texas, records relating to the Plan and awards thereunder are located in Texas, and the Plan and awards thereunder are administered in Texas, the Company and the Participant to whom an award under this Plan is granted, for themselves and their successors and assigns, irrevocably submit to the exclusive and sole jurisdiction and venue of the state or federal courts of Texas with respect to any and all disputes arising out of or relating to this Plan, the subject matter of this Plan or any awards under this Plan, including but not limited to any disputes arising out of or relating to the interpretation and enforceability of any awards or the terms and conditions of this Plan. To achieve certainty regarding the appropriate forum in which to prosecute and defend actions arising out of or relating to this Plan, and to ensure consistency in application and interpretation of the Governing Law to the Plan, the parties agree that (a) sole and exclusive appropriate venue for any such action shall be an appropriate federal or state court in Bexar County, Texas, and no other, (b) all claims with respect to any such action shall be heard and determined exclusively in such Texas court, and no other, (c) such Texas court shall have sole and exclusive jurisdiction over the person of such parties and over the subject matter of any dispute relating hereto and (d) that the parties waive any and all objections and defenses to bringing any such action before such Texas court, including but not limited to those relating to lack of personal jurisdiction, improper venue or forum non conveniens.

10.11	Validity.
In the event any provision of this Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

10.12	Successors and Assigns.
This Plan shall be binding upon AT&T and its successors and assigns.

10.13	Participation in Predecessor Plans.
Effective November 21, 1997, the plans of the Stock Savings Program were merged into the Stock Savings Plan. All Share Units under the Stock Based Savings Plan or the Management Stock Savings Plan were transferred to this Plan as of that date and are governed by the terms of this Plan.